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Coinstar, Inc.
Brian Turner, Chief Financial Officer	Tom Ryan
425-943-8000	ICR, Inc.
203-682-8200

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COINSTAR MAILS LETTER TO STOCKHOLDERS
Questions Shamrock’s Commitment to Corporate Governance
Urges Stockholders to Re-Elect Incumbent Directors and
Reject Shamrock’s Nominees
BELLEVUE, Wash. — May 8, 2008 — Coinstar, Inc. (NASDAQ: CSTR) today announced that it is mailing a letter to Coinstar stockholders from David W. Cole, Coinstar’s Chief Executive Officer, and Keith D. Grinstein, Chairman of the Board, in connection with the Company’s 2008 Annual Meeting of Stockholders to be held on June 3, 2008. Coinstar’s Board unanimously recommends stockholders vote FOR Coinstar’s independent and qualified nominees — Deborah Bevier, David Eskenazy and Robert Sznewajs — by signing, dating and returning the WHITE proxy card today.
The full text of Coinstar’s letter follows:
May 8, 2008
Dear Fellow Stockholder:
Your vote is critical to the future of Coinstar. To ensure the continued progress we have made in positioning Coinstar as a clear 4th WallTM leader, your Board of Directors unanimously recommends that stockholders vote the enclosed WHITE proxy card “FOR” all of your Board’s director nominees at the 2008 Annual Meeting of Stockholders.
We urge you to discard any materials and gold cards you receive from Shamrock Activist Value Fund, a dissident hedge fund seeking to install its hand-picked representatives onto your Board.
COINSTAR’S STRONG FIRST QUARTER RESULTS VALIDATE YOUR
BOARD’S AND MANAGEMENT’S RECORD OF EXECUTION
Coinstar’s recently announced first quarter 2008 results demonstrate your Board’s and management’s ability to deliver superior operational and financial performance. Our first quarter achievements include:

•	Strong revenue and earnings growth that exceeded both our prior guidance and Wall Street’s expectations

•	Record first quarter high EBITDA* of $34.5 million

•	Solid unit and installation growth across virtually all business lines, including Coin, DVD, E-Pay and Money Transfer

•	Strengthened and expanded relationships with more than 15 key retail and financial institution customers, including Tesco, Sweetbay, Hannaford, Stop & Shop, Giant of Maryland, Premier West Bank, Provigo, Metro Food Basics, Roundy’s, Winn Dixie, Kroger, Wal-Mart, Ahold, Giant Eagle, and Travel Centers of America
The marketplace seems as enthusiastic as we are about Coinstar’s performance and prospects. Indeed, Coinstar’s stock price has increased 14% since we announced our first quarter results on May 1st.
COINSTAR IS POISED FOR CONTINUED GROWTH AND VALUE CREATION
Coinstar’s first quarter achievements are just the latest in a long record of accomplishments by your Board and management team. In fact, since we began investing in our 4th Wall strategy in mid-2003, Coinstar’s stock price has increased nearly 200%, from the closing price of $12.14 on July 14, 2003, to $36.32, the closing stock price on May 7, 2008.
By continuing to capitalize on Coinstar’s leading and diversified 4th Wall product offering and strong customer relationships, your Board and management are confident that we will maintain our proven record of value creation. Indeed, we believe Coinstar is better positioned today for significant profitable growth than at any other time in our history.
Our confidence is reflected in our May 1st announcement increasing guidance. In particular, we expect to achieve:
•	Revenue of $850 million to $900 million in 2008, which represents a 60% increase at the mid-point over 2007, and $1 billion in revenue by 2010

•	EBITDA of $135 million to $145 million in 2008 (or 10% to 15% growth over 2007), with a $200 million EBITDA run-rate beginning in mid-2009, approximately six months earlier than our previous expectations.
YOUR BOARD CONTINUES TO OPTIMIZE COINSTAR’S PORTFOLIO
TO ENHANCE STOCKHOLDER VALUE
Since December 2005, Coinstar has been a significant investor in Redbox Automated Retail, LLC, a leading provider of fully automated DVD rental systems featuring new release rentals for $1 per night. Redbox has been an important and growing part of Coinstar’s 4th Wall product offering. In January 2008, Coinstar exercised its option to increase its ownership in Redbox to 51.0% from 47.3%. Since our first investment in Redbox, Coinstar’s share price has appreciated more than 48% despite one of the most difficult retail environments in recent history.

We are pleased to report that on May 1st, Redbox announced its intention to file a registration statement for an initial public offering (“IPO”) of common stock subject to market conditions. Redbox expects to file the registration statement with the Securities and Exchange Commission during the second quarter of 2008. Proceeds from the IPO will be used by Redbox to support its continued growth. We are excited about this announcement and the opportunity it creates for Coinstar and our stockholders.
As we move forward, we will continue to optimize Coinstar’s integrated 4th Wall product offering to further enhance the value of your investment. Further, your Board and management team do not anticipate making any acquisitions in 2008. We will also maintain a balanced approach to capital allocation that supports sustainable, profitable growth of Coinstar’s business and our commitment to returning excess capital to stockholders. In fact, approximately 90% of our planned capital expenditure in 2008 is directed towards Coinstar’s highest return opportunities, which sets the stage for increasing returns over the coming years.
SHAMROCK’S SO CALLED “COMMITMENT”
TO CORPORATE GOVERNANCE
Your Board has had a long-standing commitment to strong corporate governance practices and policies. We recently adopted a number of corporate governance enhancements, including redemption of our stockholder rights plan and adoption of majority voting for uncontested elections. Additionally, we recently appointed a new independent director, retail industry veteran Michael Rouleau, to further strengthen our already strong Board.
On the other hand, Shamrock’s track record makes clear that it will readily abandon its self-serving posturing about corporate governance when it serves Shamrock’s own narrow interests. Consider the facts at iPass, Inc., one of Shamrock’s current activist investments.
•	In February 2007, following its threat to launch a proxy contest, Shamrock reached an agreement with iPass that permitted Shamrock to designate two members of iPass’s Board. Shamrock designated Michael McConnell, a Shamrock managing director, and Peter Clapman, a nationally respected corporate governance authority who serves on the Board of the National Association of Corporate Directors and previously led the corporate governance program at TIAA-CREF.

•	In January 2008, Shamrock demanded that iPass pursue an immediate sale of the Company. iPass’s independent Lead Director, Allan Spies, on behalf of the entire iPass Board (including Mr. Clapman) except for Shamrock’s Mr. McConnell, responded that the iPass Board “strongly disagreed” with Shamrock’s criticisms and believed that a sale of the Company at that time was “ill-advised.” Mr. Spies also said that Shamrock’s actions had “created a level of uncertainty regarding iPass and its strategic direction that has harmed the ongoing business of iPass and undermined the interests of the stockholders of iPass.”

Mr. Clapman was aligned with the iPass Board in rejecting Shamrock’s demands for an immediate sale as not in the best interests of the iPass stockholders and in rejecting Shamrock’s criticisms.

•	In March 2008, Shamrock replaced Mr. Clapman as one of its director designees with Stanley Gold, Shamrock’s President and CEO. In doing so, Shamrock substituted a paid Shamrock employee for an independent corporate governance authority who obviously took seriously his duty to represent all iPass stockholders. Around the same time, Mr. Clapman resigned as a member of Shamrock’s Advisory Panel, further suggesting his position regarding Shamrock’s methods and goals.
Ask yourself: if Shamrock acts to replace an independent director for carrying out his fiduciary duty instead of supporting Shamrock’s narrow and self-serving interests, what does that say about Shamrock’s real commitment to corporate governance? And, while you are considering this question, bear in mind that:
•	iPass’s stock price has declined 51% since Shamrock gained its Board seats in 2007.

•	Further, Shamrock’s proxy materials appear false and misleading with respect to the credentials of at least one of its nominees. Contrary to Shamrock’s proxy materials, which claims its nominee John Panettiere is a current director of Gencor Industries, Gencor’s public filings state that Mr. Panettiere “resigned” for unexplained reasons from Gencor’s Board in 2002 — less than a year after his appointment. In addition, as a Class B director, he was selected by the insider Class B stockholders, and was not an elected representative of the public stockholders as Shamrock would have you believe.
COINSTAR’S BOARD IS INDEPENDENT, EXPERIENCED AND COMMITTED
TO ACTING IN THE BEST INTEREST OF ALL STOCKHOLDERS
Your Board is comprised of seasoned and proven leaders who have the depth, breadth and diversity of experience needed to help guide Coinstar’s continued success. Your directors are independent, active and engaged and have a record of execution that shows a genuine commitment to acting in the best interest of ALL Coinstar stockholders. Coinstar’s seven member board is comprised of six independent directors, including an independent Chairman, and your Company’s Chief Executive Officer. In contrast, neither Shamrock nor its director nominees have any meaningful experience in the markets in which Coinstar operates and the Shamrock nominees are hardly independent of Shamrock. While we have no personal issues with Shamrock’s nominees, we do not believe that their professional qualifications would meaningfully benefit your Board.
As you consider the upcoming election of directors, we believe you should remember that your Board and management are the architects behind Coinstar’s 4th Wall growth strategy and have led the Company through its transformation while delivering a near 200% increase in Coinstar’s stock price since mid-2003. We are confident in Coinstar’s strategy and in our ability to continue driving enhanced value to our stockholders in the near-, mid- and long-term. Our goals are achievable, our plan is realistic and our progress is apparent.

We encourage you to protect your investment in Coinstar and support your Board and management team by signing, dating and returning the enclosed WHITE proxy card today, or by using the instructions on the WHITE proxy card to submit your vote by telephone or Internet.
Your vote is important, no matter how many or how few shares you own. If you have any questions or need any assistance voting your shares, please contact Georgeson Inc., which is assisting Coinstar in this matter, toll-free at 1-(888) 605-7543.
On behalf of Coinstar’s Board of Directors, we thank you for your continued support.

/s/ Keith D. Grinstein	/s/ David W. Cole

Keith D. Grinstein	David W. Cole
Chairman of the Board	Chief Executive Officer
This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.
About Coinstar, Inc.
Coinstar, Inc. (NASDAQ: CSTR) is a multi-national company offering a range of 4th Wall™ solutions for the retailers’ front of store consisting of self-service coin counting, money transfer, electronic payment solutions, entertainment services and self-service DVD rental. The Company’s products and services can be found at more than 50,000 retail locations including supermarkets, drug stores, mass merchants, financial institutions, convenience stores and restaurants.
*EBITDA represents earnings before net interest expense, income taxes, depreciation, amortization and certain other non-cash charges including stock-based compensation expense.
Important Additional Information
On April 30, 2008, Coinstar began mailing to its stockholders a definitive proxy statement with WHITE Proxy Card and other materials in connection with Coinstar’s 2008 Annual Meeting of Stockholders. STOCKHOLDERS ARE URGED TO READ COINSTAR’S DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The definitive proxy statement and other documents relating to the 2008 Annual Meeting and Coinstar can be obtained free of charge from the SEC’s website at http://www.sec.gov. These documents can also be obtained free of charge from Coinstar at its website, www.coinstar.com, under: About Us — Investor Relations — SEC Filings. The contents of the websites above are not deemed to be incorporated by reference into the definitive proxy statement or other materials. In addition, copies of the definitive proxy statement, WHITE Proxy Card and other materials may be requested by contacting our proxy solicitor, Georgeson Inc. by phone, toll-free, at 1-(888) 605-7543.
Detailed information regarding the names, affiliations and interests of individuals who are participants, including Coinstar directors and certain executive officers and other employees, in the solicitation of proxies of Coinstar’s stockholders is available in Coinstar’s definitive proxy statement.

Safe Harbor for Forward-Looking Statements
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “will,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “goals,” “prospects,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. The forward-looking statements in this press release include statements regarding Coinstar, Inc.’s anticipated growth and future operating results. Forward-looking statements are not guarantees of future performance and actual results may vary materially from the results expressed or implied in such statements. Differences may result from actions taken by Coinstar, as well as from risks and uncertainties beyond Coinstar’s control. Such risks and uncertainties include, but are not limited to, the termination, non-renewal or renegotiation on materially adverse terms of our contracts with our significant retailers, payment of increased service fees to retailers, fewer than expected installations, the ability to attract new retailers, penetrate new markets and distribution channels, cross-sell our products and services and react to changing consumer demands, the ability to achieve the strategic and financial objectives for our entry into or expansion of new businesses, the ability to adequately protect our intellectual property, and the application of substantial federal, state, local and foreign laws and regulations specific to our business. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review “Risk Factors” described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. These forward-looking statements reflect Coinstar’s expectations as of the date of this press release. Coinstar undertakes no obligation to update the information provided herein.